Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124816) pertaining to the Stock Option Plan of Credo Petroleum Corporation and in the Registration Statement (Form S-3 No. 333-174817) of Credo Petroleum Corporation for the registration of 1,837,000 shares of its common stock of our reports dated January 17, 2012, with respect to the consolidated financial statements of Credo Petroleum Corporation and the effectiveness of internal control over financial reporting of Credo Petroleum Corporation, included in this Annual Report (Form 10-K) for the year ended October 31, 2011.

/s/ Ernst & Young LLP

Denver, Colorado
January 17, 2012